Exhibit 10.32

LOAN AGREEMENT

BETWEEN

GOLD BANC CORPORATION, INC.
EMPLOYEE STOCK OWNERSHIP PLAN AND TRUST

AND

BANK ONE, NA

DATED AS OF OCTOBER 1, 2004

Schedule 4.15	-	Pending Litigation
Schedule 6.1(c)	-	Outstanding Debt

ii

LOAN AGREEMENT

     This LOAN AGREEMENT (this “Agreement”), dated as of October 1, 2004, is entered into by and between GOLD BANC CORPORATION, INC. EMPLOYEE STOCK OWNERSHIP PLAN AND TRUST (“Borrower”) and BANK ONE, NA, a national banking association with its principal place of business at 120 South LaSalle Street, Chicago, Illinois 60603 (“Bank”).

R E C I T A L S:

     A.   Borrower is an employee stock ownership plan as such term is defined under Sections 401(a) and 4975(e) of the Internal Revenue Code of 1986, as amended (the “Code”), and Section 407(d)(6) of the Employee Retirement Income Security Act of 1974, as amended (“ ERISA”), established by Gold Banc Corporation, Inc., a Kansas corporation (the “Company”).

     B.   Borrower desires to borrow from Bank up to the aggregate principal amount of $10,050,000.00 (the “Maximum Amount”) under a credit facility consisting of one or more loans (each, a “Loan”) in an aggregate amount not to exceed the Maximum Amount, and: (1) each Loan to be made under this Agreement is intended to be an Exempt Loan (as defined herein); (2) the proceeds of each Loan will be used to purchase stock of the Company (or to refinance prior Exempt Loans used for the purchase of stock of the Company); (3) the stock purchased with the proceeds of each such Loan (or in the case of refinancing Loans, the stock that was collateral for the Exempt Loan refinanced thereby) will be pledged to Bank to secure such Loan (in each case, the “Applicable Pledged Stock”); and (4) a portion of the Applicable Pledged Stock will be released from pledge based on principal and interest payments under the applicable Loan, in accordance with the release formulas specified under Treas. Reg 54.4975-7(b)(8)(i).

     C.   The parties wish to outline and agree upon the procedure that shall be used in connection with the borrowing and repayment of Loans, the use of proceeds of Loans, and the purchase, pledge, and release of stock purchased with the proceeds of Loans, all in compliance with Treas. Reg. 54.4975-7(b).

     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

A G R E E M E N T:

ARTICLE 1

DEFINITIONS AND CONSTRUCTION

     Section 1.1 Definitions. In addition to those terms defined throughout this Agreement, the following terms, when used herein, shall have the following meanings:

                (a)  “Affiliate” means: (i) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person; (ii) any Person that holds a Material Interest in such specified Person; (iii) any Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity); (iv) any Person in which such specified Person holds a Material Interest; and (v) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity). The Company and all of the Company’s Subsidiaries are deemed for all purposes of this Agreement to be Affiliates of Borrower.

                (b)  “Borrower’s Liabilities” means all of Borrower’s liabilities, obligations, duties, and indebtedness to Bank of any and every kind and nature, whether heretofore, now or hereafter owing, arising, due or payable and howsoever evidenced, created, incurred, acquired or owing, whether primary, secondary, direct, contingent, fixed or otherwise (including obligations of performance), arising or existing under this Agreement and the other Loan Agreements.

                (c)  “Borrowing” means the borrowing of a Loan from Bank on a given date.

                (d)  “Business Day” means: (i) for all purposes other than as covered by clause (ii) below, any day except Saturday, Sunday and any day on which Bank is authorized or required by law or other government action to close; and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, LIBOR Tranches, any day that is a Business Day described in clause (i) above and that is also a day for trading by and between banks in the London interbank LIBOR market.

                (e)  “Call Report” means the quarterly report of income and condition required to be filed by each depository institution with the Federal Deposit Insurance Corporation.

                (f)  “ESOP Pledge Agreement” means that certain ESOP Pledge and Security Agreement, of even date herewith, by and between Bank and Borrower, as amended, restated, or modified from time to time.

                (g)  “ESOP Pledged Security” means all of the securities and other rights and properties now or hereafter pledged to Bank under the ESOP Pledge Agreement.

                (h)  “Exempt Loan” shall mean an “exempt loan” as defined in Treas. Reg. 54.4975-7(b).

                (i)  “Expiry Date” means December 31, 2006, or such earlier date on which all Loans shall become due and payable on account of acceleration by Bank or otherwise in accordance with the terms of this Agreement.

                (j)  “GBC” means GBC Kansas, Inc., a Kansas corporation, all of the capital stock of which is owned by the Company.

                (k)  “GBC Pledge Agreement” means that certain Third Party Pledge and Security Agreement, of even date herewith, by and among GBC, the Company, and Bank, as amended, restated, or modified from time to time, pursuant to which GBC has pledged to Bank all of the issued and outstanding capital stock of Gold Bank-Kansas, to secure its and the Company’s obligations under the Guarantee.

                (l)  “Gold Bank-Kansas” means Gold Bank, a Kansas state bank with its main office located in Leawood, Kansas, all of the capital stock of which is owned by GBC.

                (m)  “Guarantee” means that certain Guarantee, of even date herewith, made by GBC and the Company in favor of Bank, as amended, restated, or modified from time to time, guaranteeing the payment of all Borrower’s Liabilities.

                (n)  “Indebtedness” means all indebtedness, liabilities, and obligations of a Person, including, without limitation:

                         (i)  all items arising from the borrowing of money, which according to GAAP now in effect, would be included in determining total liabilities as shown on a balance sheet;

                         (ii)  all indebtedness secured by any Lien on property owned by such Person, irrespective of whether such indebtedness shall have been assumed;

                         (iii)   all guarantees and similar contingent liabilities with respect to indebtedness of others; and

                         (iv)  all other interest-bearing obligations evidencing indebtedness to others.

                (o)   “Interest Period” has the meaning given that term in Section 2.3.

                (p)  “Knowledge” with respect to:

                         (i)  an individual means that the individual will be deemed to have “Knowledge” of a particular fact or other matter if: (A) such individual is actually aware of such fact or other matter; or (B) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter; and

                         (ii)  a Person (other than an individual) means that the Person will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, outside advisor, officer, manager, partner, executor or trustee of the Person (or in any similar capacity) has, or at any time had, actual knowledge of such fact or other matter.

                (q) “LIBOR Rate” means with respect to each Interest Period for a LIBOR Tranche, the rate per annum (rounded upward, if necessary, to the nearest 1/8 of 1%) at which deposits in dollars are offered by the Eurodollar lending office of Bank to other prime banks in the London interbank market at approximately 11:00 a.m. London time, on the date which is two (2) Business Days prior to the commencement of such Interest Period, in an amount approximately equal to the aggregate principal amount of the LIBOR Tranche to which such interest rate is to apply and for a period of time comparable to the Interest Period selected by Borrower for such LIBOR Tranche, as adjusted for maximum Federal Reserve requirements.

                (r) “LIBOR Tranches” means Loans, or the applicable portion thereof, at such time as they are made and/or being maintained at a rate of interest based upon a LIBOR Rate.

                (s) “Lien” means a lien, claim, charge, mortgage, assignment, easement, priority, preference, encumbrance, pledge, security interest, or restriction of any kind, nature, or character.

                (t) “Loan Documents” means this Agreement, the Note, the Guarantee, the ESOP Pledge Agreement, the GBC Pledge Agreement and all other documents and instruments entered into or delivered in connection with, or relating to, the Loans contemplated by this Agreement.

                (u) “Material Interest” means the direct or indirect beneficial ownership (as currently defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of voting securities or other voting interests representing at least 33% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 33% of the outstanding equity securities or equity interests in a Person.

                (v) “Person” means any individual, bank, corporation (including any nonprofit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, employee benefit plan, association, organization, labor union or other entity or government agency or Regulatory Authority.

                (w) “Prime Base Rate” means the rate which Bank announces from time to time as its corporate base rate of interest, the Prime Base Rate to change when and as such corporate base rate changes. The Prime Base Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged by Bank to a customer. Bank may make commercial loans or other loans at rates of interest at, above or below the Prime Base Rate.

                (x) “Prime Rate Tranches” means Loans, or the applicable portion thereof, at such time as they are made and/or being maintained at a rate of interest based upon a Prime Base Rate.

               (y) “Regulatory Authority” means any federal, state or local governmental body, agency or authority which under applicable statutes and regulations has supervisory, judicial, administrative, police, taxing or other power or authority over Borrower or any of its Affiliates.

                (z) “Subsidiary” means with respect to any Person (the “Owner”), any other Person of which securities or other interests having the power to elect a majority of such other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of such other Person are held by the Owner or one or more of the Owner’s Subsidiaries.

                (aa) “Trustee” means Gold Trust Company (f/k/a The Trust Company), a Missouri trust company and the trustee of Borrower.

                (bb) “Type” means any type of Tranche (or portion thereof) determined with respect to the interest option applicable thereto, and shall be either a Prime Rate Tranche or a LIBOR Tranche.

     Section 1.2 Principles of Construction. (a) In this Agreement, unless otherwise stated or the context otherwise requires, the following uses apply: (i) actions permitted to be taken by Bank under this Agreement may be taken at any time and from time to time in Bank’s sole discretion; (ii) references to a statute shall refer to the statute and any successor statute, and to all regulations promulgated under or implementing the statute or successor, as in effect at the relevant time; (iii) in computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including,” and the words “to,” “until” and “ending on” (and the like) mean “to, but excluding”; (iv) references to a governmental or quasi-governmental agency, authority or instrumentality shall also refer to a regulatory body that succeeds to the functions of the agency, authority or instrumentality; (v) unless expressly provided otherwise, indications of time of day mean Chicago, Illinois time; (vi) “including” means “including, but not limited to”; (vii) all references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement unless otherwise specified; (viii) “dollars” or the symbol “$” means United States dollars; (ix) all words used in this Agreement will be construed to be of such gender or number as the circumstances require; and (x) the captions and headings of articles, sections, schedules and exhibits appearing in or attached to this Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions.

                (b) All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles as applied in the United States in conformity with those used in the preparation of Borrower’s financial statements referred to in this Agreement (“GAAP”), or applicable banking rules and regulations, as the case may be. All financial data submitted pursuant to this Agreement shall be prepared in accordance with such principles.

                (c) With regard to each and every term and condition of this Agreement and each of the other Loan Documents, the parties to this Agreement understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party to this Agreement actually prepared, drafted or requested any term or condition of this Agreement or other Loan Document.

ARTICLE 2

AMOUNT AND TERMS OF CREDIT

     Section 2.1 The Loans. Subject to the terms and provisions of this Agreement, Bank shall make available a credit facility for Borrower’s use during the term of this Agreement. Such credit facility shall consist of one or more Loans, and the aggregate principal amount of all Loans shall not exceed, at any time outstanding, the Maximum Amount. On the Closing Date, Borrower shall borrow the full Maximum Amount. The unpaid principal balance plus all accrued but unpaid interest on the Loans and all other amounts outstanding hereunder shall be due and payable on the Expiry Date. At the Borrower’s election made in accordance with the terms and subject to the conditions set forth in this Agreement, any Loan shall be treated as a LIBOR Tranche or a Prime Rate Tranche. No amount paid or prepaid on any Loan may be reborrowed. Notwithstanding anything contained herein to the contrary, the Loans from Bank to Borrower shall be without recourse to Borrower pursuant to Treasury Regulation § 54-4975-7(b).

     Section 2.2 Promissory Note; Recordkeeping. Borrower’s obligation to pay the principal of, and interest on, the Loans made by Bank shall be evidenced by a promissory note (as amended, restated, or modified from time to time, the “Note”) duly executed and delivered by Borrower in the form of Exhibit A with blanks appropriately completed in conformity herewith. The Note shall: (a) be payable to the order of Bank; (b) be dated the date of this Agreement; (c) mature on the Expiry Date, with installments of principal to be paid in accordance with Section 2.5 hereof; (d) bear interest as provided in the appropriate clause of Section 2.6 in respect of the Prime Rate Tranches and LIBOR Tranches, as the case may be; and (e) be entitled to the benefits of this Agreement. Bank shall record in its records, or at its option on the schedule attached to the Note, the date and amount of each Loan made by Bank, the principal payment schedule with respect thereto, each repayment or conversion thereof and, in the case of each LIBOR Tranche, the dates on which each Interest Period for such Tranche shall begin and end. The aggregate unpaid principal amount so recorded shall be rebuttable presumptive evidence of the principal amount owing and unpaid on the Note. The failure to so record any amount or any error in so recording or calculating any amount shall not, however, limit or otherwise affect the obligations of Borrower hereunder or under the Note to repay when due the principal amount of the Loans evidenced by the Note together with all interest accruing thereon.

     Section 2.3 Selection of Loan Types; Interest Periods.

                (a) Each Loan, or portion thereof, shall be either a Prime Rate Tranche or LIBOR Tranche, as Borrower shall specify in the related notice of conversion pursuant to Section 2.4. Each Prime Rate Tranche shall be in an aggregate amount of at least Five Hundred

Thousand Dollars ($500,000) and in Five Hundred Thousand Dollar ($500,000) increments in excess of such minimum amount, and each LIBOR Tranche shall be in an aggregate amount of at least Fifty Thousand Dollars ($50,000) and in Fifty Thousand Dollar ($50,000) increments in excess of such minimum amount. Prime Rate Tranches and LIBOR Tranches may be outstanding at the same time.

                (b) Unless otherwise agreed by Bank in writing, the interest period applicable to each LIBOR Tranche requested by Borrower shall be for thirty (30), sixty (60), or ninety (90) days (with respect to each applicable LIBOR Tranche, an “Interest Period”), and further provided that: (i) the initial Interest Period for any LIBOR Tranche shall commence on the date of Borrowing of the Loan including such LIBOR Tranche; (ii) if any Interest Period relating to a LIBOR Tranche begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month; (iii) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period for a LIBOR Tranche would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, then such Interest Period shall expire on the immediately preceding Business Day; and (iv) no Interest Period with respect to a Loan shall extend beyond the Expiry Date.

                (c) If, upon the expiration of any Interest Period applicable to a LIBOR Tranche, Borrower has failed affirmatively to request that Bank continue such Tranche as a specific Type of Tranche, Borrower shall be deemed to have elected to convert such Tranche into a Prime Rate Tranche. Bank shall have no obligation to inform Borrower of the potential for automatic conversion of any Tranche to a Prime Rate Tranche. Notwithstanding anything contained herein to the contrary, the principal amount of each LIBOR Tranche shall be not less than Fifty Thousand Dollars ($50,000) and in Fifty Thousand Dollar ($50,000) increments in excess of such minimum amount.

                (d) Bank’s determination of the LIBOR Rate applicable to any LIBOR Tranche shall be conclusive, absent manifest error. Furthermore, if Bank determines, in good faith (which determination shall be conclusive, absent manifest error), prior to the commencement of any Interest Period that: (i) dollar deposits of sufficient amount and maturity for funding any LIBOR Tranche are not available to Bank in the London interbank market in the ordinary course of business; or (ii) by reason of circumstances affecting the London interbank market, adequate and fair means do not exist for ascertaining the rate of interest to be applicable to the relevant LIBOR Tranche, then, in either such case, Bank shall promptly notify Borrower and such LIBOR Tranche shall automatically convert on the last day of its then-current Interest Period to a loan bearing interest at the Prime Rate (subject to any funding indemnification amounts required by this Agreement) and no new LIBOR Tranches shall be made as long as such condition exists.

Section 2.4 Borrowings and Conversions.

                (a) Borrower shall have the option, subject to the other provisions of this Agreement, to request that a Loan be made to Borrower, by giving written notice to Bank prior to 12:00 noon (Chicago time) at least three (3) Business Days before the date on which any Loan is to be made hereunder, specifying: (i) the amount of the requested Loan; (ii) the Type of the requested Loan; (iii) the borrowing date for the requested Loan (which shall be a Business Day); and (iv) the Interest Period applicable to such Loan (in the case of each LIBOR Tranche), which shall not exceed the Expiry Date. In the event that Borrower shall fail to select an Interest Period for any LIBOR Tranche, Borrower shall be deemed to have selected an Interest Period of 30 days.

                (b) Each Prime Rate Tranche shall continue as a Prime Rate Tranche unless and until such Prime Rate Tranche is converted into a LIBOR Tranche or is repaid in accordance with the terms and conditions of this Agreement. Each LIBOR Tranche shall continue as a LIBOR Tranche until the end of the then-applicable Interest Period therefor, at which time such LIBOR Tranche shall automatically convert into a Prime Rate Tranche unless: (i) such LIBOR Tranche is repaid in accordance with the terms of this Agreement; or (ii) Borrower shall have provided a conversion notice to Bank as set forth below requesting that, at the end of such Interest Period, such LIBOR Tranche continue as a LIBOR Tranche for the same or another Interest Period.

                (c) Borrower shall have the option to convert, on any Business Day, all or a portion of the outstanding principal amount of the Tranches made pursuant to one or more Borrowings of one or more Types of Tranches into a Borrowing of another Type of Tranche, provided that LIBOR Tranches may be converted into Prime Rate Tranches only on the last day of the Interest Period applicable to the Tranches being converted. Each such conversion shall be effected by Borrower by giving notice to Bank prior to 12:00 noon (Chicago time) at least three (3) Business Days before the date on which any Loan is to be converted hereunder, specifying the Tranches to be so converted and, if to be converted into a LIBOR Tranche, the Interest Period to be initially applicable thereto. Upon any such conversion, the proceeds thereof will be applied directly on the day of such conversion to prepay the outstanding principal amount of the Tranches being converted.

     Section 2.5 Principal Payments. The Loans shall be repaid as follows: (a) $1,398,500.09 shall be due and payable on December 31, 2005; and (b) the final payment of all outstanding amounts due under the Loans, including, without limitation, principal, accrued but unpaid interest, and all expenses to be paid under Section 2.8, shall be paid on the Expiry Date.

      Section 2.6 Interest.

                (a) Borrower agrees to pay interest in respect of the unpaid principal amount of each Prime Rate Tranche of each Loan from the date the proceeds thereof are made available to Borrower until the maturity or repayment thereof (whether by acceleration or otherwise) at a rate per annum which shall be equal to the Prime Base Rate in effect from time to time.

                (b) Borrower agrees to pay interest in respect of the unpaid principal amount of each LIBOR Tranche of each Loan from the date the proceeds thereof are made available to Borrower until the maturity or repayment thereof (whether by acceleration or otherwise) at a rate per annum which shall, during each Interest Period applicable thereto, be the LIBOR Rate for such Interest Period plus One Hundred Seventy (170) basis points.

                (c) Interest on outstanding principal amounts under the Note shall be calculated on the basis of the actual days elapsed on the basis of a 360-day year at the applicable rates set forth in this section.

                (d) Overdue principal and, to the extent permitted by applicable law, overdue interest in respect of each: (i) Prime Rate Tranche shall bear interest at a rate per annum equal to two percent (2%) per annum in excess of the Prime Base Rate in effect from time to time (the “Prime Loan Default Rate”); and (ii) LIBOR Tranche at a rate per annum equal to two percent (2%) per annum in excess of the interest rate otherwise applicable to such LIBOR Tranche. Any other amount payable by Borrower hereunder that is not paid to Bank when due shall bear interest at the Prime Loan Default Rate.

                (e) Accrued (and theretofore unpaid) interest shall be due and payable: (i) in respect of each Prime Rate Tranche, quarterly in arrears on the first day of each January, April, July and October; (ii) in respect of each LIBOR Tranche, in arrears, on the last day of each Interest Period applicable thereto; and (iii) in respect of each Loan, on any prepayment (on the amount prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

      Section 2.7 Increased Costs.

                (a) If any new or existing statute, treaty or regulation (including any regulation promulgated by the Board of Governors of the Federal Reserve System (the “Federal Reserve”) or the Office of the Comptroller of the Currency), or any interpretation thereof by any governmental authority or Regulatory Authority charged with the administration thereof, or any action by any central bank or other fiscal authority having jurisdiction over Bank or any Loans, imposes, modifies or deems applicable any tax or any reserve and/or special deposit requirement against any assets held by, or deposits in or for the amount of any Loan by Bank (or any branch or affiliate of Bank involved in transactions under or contemplated by the Note), except for such matters that have resulted in a change in the LIBOR Rate pursuant to the definition of LIBOR Rate contained herein, or any similar measure shall result in a reduction in the amount of principal, interest, or other amounts receivable by Bank with respect to any Loans or an increase in the cost to Bank with respect to the amount of principal, interest, or other amount receivable by Bank with respect to any Loans or an increase in the cost to Bank of funding any LIBOR Tranche of any Loan in the London interbank offer rate market (whether or not such Loan is actually so funded) or engaging in any other transaction material to the maintenance of any LIBOR Tranches of any Loans (such reduction in amounts receivable or increases in costs being hereinafter referred to as “Costs”), then Borrower shall fully indemnify and hold harmless Bank for, from, and against any and all such Costs and shall compensate Bank, as of the end of each Interest Period for which the LIBOR Rate has been determined during which such measures were in effect, for the Costs incurred during such period. All such Costs shall be determined by Bank and a statement thereof shall be sent by Bank to Borrower as promptly as practicable following the date on which such Costs have been determined, and such determinations shall be conclusive and binding on Borrower in the absence of manifest error, but Bank shall notify Borrower of the existence of any event which would (if interest were to be accrued based on the LIBOR Rate) require reimbursement by Borrower of Costs incurred by Bank, as promptly as practicable following the date on which it has actual knowledge of such event. Upon any such notification, Borrower shall have the option to convert its LIBOR Tranches(s) to Prime Rate Tranche(s). The obligations set forth in this provision shall survive repayment of the amounts due under this Agreement, the Note and the other Loan Documents.

                (b) If any payment of any LIBOR Tranche occurs on a date that is not the last day of the applicable Interest Period, whether because of acceleration or otherwise, or any LIBOR Tranche is not made on the date specified by Borrower for any reason other than default by Bank, then Borrower will indemnify and hold harmless Bank for, from, and against any loss, damage, expense, and cost incurred by Bank resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain such LIBOR Tranche.

     Section 2.8 Expenses. Irrespective of whether any Loans are made, Borrower shall: (a) pay all reasonable costs and expenses of Bank incident to the transactions contemplated by this Agreement, including all costs and expenses incurred in connection with the negotiation, preparation and execution of this Agreement and the other Loan Documents, or in connection with any modification, amendment, alteration or enforcement of any terms of the Loan Documents, including Bank’s out-of-pocket expenses and the charges of and disbursements to counsel retained by Bank; and (b) pay and save Bank and all other holders of any portion of the Note harmless from and against any and all liability with respect to amounts payable as a result of: (i) any taxes that may be determined to be payable in connection with the execution and delivery of, or any modification, amendment or alteration of, the terms or provisions of any of the Loan Documents; (ii) any interest or penalties resulting from nonpayment or delay in payment of such expenses, charges, disbursements, liabilities or taxes; (iii) any income taxes in respect of any reimbursement by Borrower for any of such violations, taxes, interest or penalties paid by Bank; and (iv) any payment or prepayment by Borrower of a Loan on a day that is not the last day of an Interest Period with respect thereto, including any cost, loss or expense suffered or incurred by Bank arising from interest or fees payable by Bank to obtain the funds necessary to fund, maintain or prepay any Loans under this Agreement. The obligations of Borrower under this section shall survive the repayment in full of the Note.

     Section 2.9 Prepayments: Reborrowings. Borrower shall have the right to prepay any of the Loans, without premium or penalty, in whole or in part from time to time on the following terms and conditions: (a) Borrower shall give Bank notice thereof not later than 11 a.m. on the date of such prepayment (which shall be a Business Day) or in the case of a LIBOR Rate Tranche, at least three (3) Business Days prior to the date of such prepayment, specifying the Loans to be prepaid, and the date and amount of such prepayment; (b) each Loan prepayment shall be in an aggregate principal amount of at least Five Hundred Thousand Dollars ($500,000); and (c) prepayments of LIBOR Tranches made pursuant to this section may only be made on the last day of an Interest Period applicable thereto. No principal amount paid or prepaid on any Loan may be reborrowed. Notwithstanding anything herein to the contrary, the minimum prepayment of any LIBOR Tranche shall be not less than Fifty Thousand Dollars ($50,000) and in Fifty Thousand Dollars ($50,000) increments in excess of such minimum amount; provided, however, that a prepayment of a LIBOR Tranche may be made in a lesser amount if such prepayment is merely a scheduled principal amount being paid earlier during the calendar year than it is otherwise due.

     Section 2.10 Method and Place of Payment. All payments under this Agreement, the Note and the other Loan Documents shall be made to Bank not later than 12:00 noon on the date when due and shall be made in dollars in immediately available funds at Bank’s Chicago, Illinois, office identified in this Agreement. Whenever any payment to be made under this Agreement, the Note or any of the other Loan Documents shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.

     Section 2.11 Application of Payments. All payments received by Bank from, or on behalf of, Borrower shall first be applied to costs and expenses due to the Bank (including amounts due under Section 2.8), second to accrued interest under the Note, and then to principal amounts outstanding under the Note; provided, however, that: (a) such amounts shall be allocated among the various Loans in whatever order and amounts as Bank in its sole and absolute discretion decides, and (b) after the Expiry Date, or following and during any Default (as defined below), all payments received on account of Borrower’s Liabilities under this Agreement, the Note and the other Loan Documents shall be applied in whatever order, combination and amounts as Bank, in its sole and absolute discretion, decides, to all costs, expenses and other indebtedness owing from Borrower to Bank. All of the provisions of this Agreement, including the foregoing, shall be subject to compliance with Treasury Regulation Section 54.4975-7(b).

     Section 2.12 Net Payments. All payments made by Borrower under this Agreement, the Note or any of the other Loan Documents will be made without any setoff, deduction, counterclaim, protest, demand or presentation or any other defense, notice or formality. All such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction, Regulatory Authority, or by any political subdivision or taxing authority thereof or therein (but excluding, except as provided below, any tax imposed on or measured by the net income of Bank pursuant to the laws of the jurisdiction (or any political subdivision or taxing authority thereof or therein) in which the principal office of Bank is located). If Borrower shall be required by law to deduct any taxes, levies, imposts, duties, fees, assessments, or other charges from, or in respect of, any sum payable hereunder to Bank, then: (i) the sum payable to Bank shall be increased as necessary so that after making all required deductions (including, without limitation, deductions applicable to additional sums payable under this section) Bank receives an amount equal to the sum it would have received had no such deductions been made; (ii) Borrower shall make such deductions; (iii) Borrower shall pay the full amount deducted to the relevant Regulatory Authority in accordance with applicable law; and (iv) Borrower shall furnish to Bank the original copy of a receipt evidencing payment thereof within thirty (30) days after such payment is made.

     Section 2.13 Purchased Stock Collateral. Borrower’s Liabilities with respect to each Loan are secured by the pledge of the capital stock of the Company purchased by Borrower with the proceeds of such Loan (or, in the case of Loans that were refinancing Loans, the stock of the Company that was collateral for the Exempt Loan being refinanced thereby), pursuant to the terms of the ESOP Pledge Agreement.

     Section 2.14 Other Security. Borrower’s Liabilities under this Agreement, the Note and any other Loan Documents are also secured by the Guarantee and the GBC Pledge Agreement.

     Section 2.15 The Closing. The initial Loan under this Agreement shall be made at the offices of Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLP, counsel to Bank, at 333 West Wacker Drive, Suite 2700, Chicago, Illinois at 9:30 a.m. on October 1, 2004 (the “Closing Date”), or at such other place or time or on such other date as the parties hereto may agree.

ARTICLE 3

CONDITIONS

     Section 3.1 Documents. Contemporaneously with the execution of this Agreement, Borrower shall deliver to Bank all of the following documents, each duly executed and dated the date of this Agreement, in form and substance reasonably satisfactory to Bank and its counsel:

                (a)  the Note;

                (b)  the ESOP Pledge Agreement;

                (c)  the Guarantee;

                (d)   the GBC Pledge Agreement;

                (e)  the actual stock certificates constituting part of the ESOP Pledged Security, and stock powers, executed in blank, for such certificates;

                (f)  the actual stock certificates constituting part of the GBC Pledged Security (as defined in the GBC Pledge Agreement), and stock powers, executed in blank, for such certificates;

                (g)  a copy of the Gold Banc Corporation, Inc. Employee Stock Ownership Plan and Trust certified as of the date of this Agreement by Trustee (the “ESOP”);

                (h)  a good standing certificate for the Company issued by the Secretary of State of the State of Kansas and dated not more than ten (10) Business Days prior to the date of this Agreement;

                (i)  a good standing certificate for GBC issued by the Secretary of State of the State of Kansas and dated not more than ten (10) Business Days prior to the date of this Agreement;

                (j)  a good standing certificate for Gold Bank-Kansas issued by the State Banking Department of the State of Kansas (the “Banking Department”) dated not more than ten (10) Business Days prior to the date of this Agreement;

                (k)  copies of resolutions of the committee or board governing the operations of Borrower and certified as of the date of this Agreement by Trustee, authorizing the execution, delivery and performance of this Agreement, the Note, the ESOP Pledge Agreement and all other Loan Documents to which Borrower is a signatory;

                (l)  copies of resolutions of the board of directors of the Company and certified by the Secretary or an Assistant Secretary of the Company authorizing the execution, delivery and performance of the Guarantee, the GBC Pledge Agreement and all other Loan Document to which the Company is a signatory;

                (m)  copies of resolutions of the board of directors of GBC and certified by the Secretary or an Assistant Secretary of GBC authorizing the execution, delivery and performance of the Guarantee, the GBC Pledge Agreement and all other Loan Document to which the Company is a signatory;

                (n)  an incumbency certificate of Trustee certifying the names of the officer or officers of Trustee authorized to sign this Agreement, the Note, the ESOP Pledge Agreement and all other Loan Documents to which Borrower is a signatory (and Bank may conclusively rely on such certificates until formally advised by a like certificate of any changes therein);

                (o)  an incumbency certificate of the Company certifying the names of the officer or officers of the Company authorized to sign the Guarantee, the GBC Pledge Agreement and all other Loan Documents to which the Company is a signatory (and Bank may conclusively rely on such certificates until formally advised by a like certificate of any changes therein);

                (p)  an incumbency certificate of GBC certifying the names of the officer or officers of GBC authorized to sign the Guarantee, the GBC Pledge Agreement and all other Loan Documents to which GBC is a signatory (and Bank may conclusively rely on such certificates until formally advised by a like certificate of any changes therein);

                (q)   the opinion of counsel for Borrower, in form acceptable to Bank;

                (r)  a letter of instruction from the Company to the Trustee of the Borrower;

                (s)  a resolution of the board of directors of the Trustee, certified by the Secretary of the Trustee, with respect to the authority of the Trustee to execute this Agreement and the other Loan Documents on behalf of the Trustee;

                (t)  the consent of Silver Acquisition Corp. with respect to this Agreement, the other Loan Documents and the transactions contemplated hereby and thereby, in form and substance acceptable to Bank; and

                (u)  evidence, in form and substance acceptable to Bank, that all Indebtedness of Borrower to LaSalle Bank National Association shall have been fully, irrevocably, and conditionally paid and satisfied.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

     To induce Bank to enter into this Agreement, and to make the Loans, Borrower makes the following representations, warranties and agreements as of the date of this Agreement:

     Section 4.1 Organization. Borrower is an employee stock ownership plan as such term is defined under Sections 401(a) and 4975(e)(7) of the Code and Section 407(d)(6) of ERISA, duly adopted by the Company, and is existing with full and adequate power to carry on and conduct its affairs as presently conducted. Borrower is a qualified plan under Section 401(a) of the Code. All necessary approvals and consents from Regulatory Authorities have been obtained for Borrower to conduct its business.

     Section 4.2 ESOP Pledged Security. All of the securities constituting the ESOP Pledged Security have been duly authorized, legally and validly issued, fully paid and nonassessable, and are owned by Borrower free and clear of all Liens, except, upon consummation of the transactions contemplated herein, for the security interests granted by Borrower to Bank. There are, as of the date hereof, no outstanding options, rights or warrants obligating Borrower or any of its Affiliates to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of any Affiliate or obligating Borrower or any Affiliate to grant, extend or enter into any such agreement or commitment, other than rights to purchase Company shares under the Company’s 1996 Employee Compensation Plan, as amended.

     Section 4.3 Margin Securities Transactions. Borrower will not make any Borrowing or use any part of the proceeds of any Loans so as to involve Bank or Borrower in a violation of Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System (the “Federal Reserve”).

     Section 4.4 ESOP Financial Statements. Borrower has delivered to Bank copies of its financial statements as of December 31, 2003 (collectively, the “ESOP Financial Statements”). The ESOP Financial Statements have been prepared in accordance with GAAP and fairly and accurately present in all material respects the financial position, assets, liabilities and results of operations of Borrower at the respective dates of, and for the periods referred to therein. Since the date of the latest of the ESOP Financial Statements, there has been no material adverse change in the financial condition, business, properties, or operations of Borrower. The ESOP Financial Statements contain and reflect provisions for reserves and other liabilities of Borrower in accordance with GAAP. Borrower has no material debt, liability or obligation of any nature (whether accrued, contingent, absolute or otherwise) that is not provided for, or disclosed in, the ESOP Financial Statements.

     Section 4.5 Company Financial Statements. Borrower has delivered to Bank copies of the Company’s consolidated balance sheet as of March 31, 2004 and June 30, 2004, and the related consolidated statement of income, statement of cash flows and statement of changes in shareholders’ equity for the year ended December 31, 2003 (collectively, the “Company

Financial Statements”). To Borrower’s Knowledge, the Company Financial Statements have been prepared in accordance with GAAP and fairly and accurately present in all material respects the respective financial position, assets, liabilities and results of operations of the Company and its Subsidiaries, including Gold Bank-Kansas, at the respective dates of, and for the periods referred to therein. To Borrower’s Knowledge, since the date of the latest of the Company Financial Statements, there has been no material adverse change in the financial condition, business, properties, or operations of the Company or any of its Subsidiaries, and the Company Financial Statements contain and reflect provisions for taxes, reserves and other liabilities of Borrower and each of its Subsidiaries in accordance with GAAP or applicable banking rules and regulations, as the case may be. To Borrower’s Knowledge, neither the Company nor any of its Subsidiaries has any material debt, liability or obligation of any nature (whether accrued, contingent, absolute or otherwise) that is not provided for, or disclosed in, the Company Financial Statements.

     Section 4.6 Legal and Authorized. The borrowing of the principal amounts of the Loans, the execution and performance of this Agreement, the Note, the ESOP Pledge Agreement and the other Loan Documents and compliance by Borrower with all of the provisions of this Agreement and of the other Loan Documents to which it is a party are within the Borrower’s power and authority. Each of this Agreement, the Note, the ESOP Pledge Agreement and the other Loan Documents to which Borrower is a party has been duly and validly authorized, executed and delivered and is a legal, valid and binding obligation of Borrower, and is enforceable in accordance with its respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other laws and subject to general principles of equity.

     Section 4.7 No Defaults or Restrictions. Neither the execution, delivery or performance by Borrower of any of the Loan Documents to which it is a party, nor compliance by it with the terms and provisions hereof or thereof: (a) will contravene any provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or governmental instrumentality or Governmental Authority; (b) will conflict or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of Borrower or, to its Knowledge, any of its Affiliates, pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement, loan agreement or any other agreement, contract or instrument to which Borrower or any of its Affiliates is a party or by which it or any of its property or assets is bound or to which it may be subject; or (c) will violate any provision of the ESOP or, to its Knowledge, the organizational documents, charter or bylaws of any of its Affiliates. Neither Borrower nor, to its Knowledge, any of its Affiliates is in material default in the performance, observance or fulfillment of any of the terms, obligations, covenants, conditions or provisions contained in any indenture or other agreement creating, evidencing or securing indebtedness of any kind or pursuant to which any such indebtedness is issued, or other agreement or instrument to which Borrower or any of its Affiliates is a party or by which it or its properties may be bound or affected, that would be reasonably expected to have a material adverse effect on the financial condition, business, properties, or operations of Borrower or any of its Affiliates.

     Section 4.8 Governmental Consent. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except as have been obtained or made prior to the date of this Agreement), or exemption by, any governmental or public body or authority or Regulatory Authority, or any subdivision thereof, is required to authorize, or is required in connection with: (a) the execution, delivery and performance by Borrower of this Agreement, the Note, the ESOP Pledge Agreement or any of the other Loan Documents to which it is a party; or (b) the legality, validity, binding effect or enforceability of such Loan Documents.

     Section 4.9 Taxes. Borrower and, to its Knowledge, each of its Affiliates has filed and will continue to file all tax returns required to be filed by it and has paid and will pay all income taxes payable by it which have become due pursuant to such tax returns and all other taxes and assessments payable by it which have become due, other than those not yet delinquent and except for those contested in good faith and for which adequate reserves have been established. Borrower and, to its Knowledge, each of its Affiliates has paid, or has provided adequate reserves for the payment of, all federal and state income taxes applicable for all prior fiscal years and for the current fiscal year to the date hereof. Borrower has no Knowledge of any audit, assessment or ether proposed action or inquiry of the Internal Revenue Service or any other taxing authority with respect to any tax liability of Borrower or any of its Affiliates.

     Section 4.10 Compliance with Law. Borrower and, to its Knowledge, each of its Affiliates is and will continue to be in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies and Regulatory Authorities, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such noncompliance as would not, in the aggregate, be reasonably expected to have a material adverse effect on the financial condition, business, properties, or operations of Borrower or any of its Affiliates. The Note and the Loans qualify for exemption from the prohibited transaction rules of Section 406 of ERISA and Section 4975(c) of the Code by virtue of Section 408(b)(3) of ERISA and Section 4975(d)(3) of the Code. All the Loans and the acquisitions of shares of the Company by Borrower with the proceeds of Loans are Exempt Loans, and are exempt from the prohibited transaction provisions of Section 406 of ERISA and Section 4975(c) of the Code by virtue of Section 408(e) of ERISA and Section 4975(d)(13) of the Code. Neither Borrower nor any trustee, administrator or fiduciary of Borrower has: (a) engaged in a “prohibited transaction” as such term is defined in Section 4975 of the Code or Section 406 of ERISA which could directly or indirectly subject Borrower to any liability for a tax or penalty imposed by Section 4975 of the Code or Section 502(i) of ERISA; or (b) committed a breach of its fiduciary duties (as defined in Section 404 of ERISA) which could directly or indirectly subject Borrower to any liability under Section 502 of ERISA.

     Section 4.11 Employee Benefit Plans. Borrower is, and to Borrower’s Knowledge, all of the Company’s other employee benefit plans, as defined in Section 3(3) of ERISA established or maintained by the Company or any of its Affiliates or to which any of them contributes, are, in compliance in all material respects with all applicable requirements of ERISA, and are in compliance in all material respects with all applicable requirements (including qualification and non-discrimination requirements in effect) of the Code for obtaining the tax benefits the Code thereupon permits with respect to such employee benefit plans. For purposes of this section, non-compliance with the Code and ERISA is material if such non-compliance would reasonably be expected to have a material adverse effect on the financial condition, business, properties, or operations of the Company or any of its Affiliates. To Borrower’s Knowledge, no such employee benefit plan has, or at the time of any Loan will have, any amount of unfunded benefit liabilities (as defined in Section 4001(a)(l8) of ERISA) for which the Company or any of its Affiliates would be liable to any Person under Title IV of ERISA if any such employee benefit plan were terminated as of the date hereof or as of the date of such Loan, which amounts would be material to the Company or any of its Affiliates.

     Section 4.12 No Material Adverse Change. Since the date of the latest ESOP Financial Statement, none of the business, operations, properties or assets of Borrower, nor to Borrower’s Knowledge, any of its Affiliates has been materially and adversely affected in any way as the result of any act or event, including fire, explosion, accident, act of God, strike, lockout, flood, drought, storm, earthquake, combination of workers or other labor disturbance, riot, activity of armed forces or of the public enemy, embargo, or nationalization, condemnation, requisition or taking of property, or cancellation or modification of contracts, by any domestic or foreign government or Regulatory Authority or any instrumentality or agency thereof.

     Section 4.13 Regulatory Enforcement Actions. Except as otherwise disclosed in this Agreement and the Written Agreement, dated August 26, 2003, among the Company, Gold Bank-Kansas, the Federal Reserve Bank of Kansas City, and the Office of the State Banking Commissioner, Docket 03-014-WA/RB-HC and 03-014-WA/RB-SM, neither Borrower nor to its Knowledge, any of its Affiliates, nor any of its directors, officers or representatives, nor to Borrower’s Knowledge, any of the officers or directors or any of its Affiliates, is now operating under any restrictions, agreements, memoranda, or commitments (other than restrictions of general application) imposed by any Regulatory Authority, nor to Borrower’s Knowledge are any such restrictions threatened or agreements, memoranda or commitments being sought by any Regulatory Authority.

     Section 4.14 Hazardous Materials. Neither Borrower, nor to its Knowledge, any of its Affiliates, is in violation of any applicable statute, regulation, ordinance or policy of any governmental entity or Regulatory Authority relating to the ecology, human health, safety or the environment, and no Hazardous Material (as defined below) is located on any real property previously or currently owned or leased by Borrower, nor to its Knowledge, any of its Affiliates, or has been discharged from or to, or penetrated into, any real property (or surface or subsurface rivers or streams crossing or adjoining any real property) previously or currently owned or leased by Borrower or any of its Affiliates or the aquifer underlying any real property previously or currently owned or leased by Borrower or any of its Affiliates. “Hazardous Material” as used herein means any asbestos, polychlorinated byphenyls and petroleum products, solid wastes, urea formaldehyde, discharges of sewer or effluent, paint containing lead and any other hazardous or toxic material, substance or waste which is defined, determined or identified by those or similar terms or is regulated as such under any statute, law, ordinance, rule or regulation or by any local, state or federal authority (whether as the result of any judicial or administrative interpretation of any such statute, law, ordinance, rule or regulation or otherwise) including any material, substance or waste which is a hazardous substance within the meaning of 33 U.S.C. §1251 et seq., as amended, or 42 U.S.C. §9601 et seq., as amended, or is a hazardous waste within the meaning of 42 U.S.C. §6901 et seq., as amended.

     Section 4.15 Pending Litigation. Except as set forth on Schedule 4.15, there are no actions, suits, proceedings or written agreements pending, or, to Borrower’s Knowledge, threatened or proposed, against Borrower or any of its Affiliates at law or in equity or before or by any Regulatory Authority that if adversely determined would be reasonably expected to have a material adverse effect on the financial condition, business, properties, or operations of Borrower or any of its Affiliates; and none of Borrower nor any of its Affiliates is in default with respect to any order, writ, injunction, or decree of, or any written agreement with, any Regulatory Authority.

     Section 4.16 Title to Properties. Borrower has good and marketable fee title to all real property (or have adequate title insurance from a reputable title insurance company insuring good and marketable title), and good and marketable title to all other property and assets reflected in the ESOP Financial Statements, excluding property and assets sold or otherwise disposed of in the ordinary course of business subsequent to the date of such ESOP Financial Statements. All property and assets of any kind (real or personal, tangible or intangible) of the Borrower are free from any and all Liens or defects in title (or have adequate title insurance from a reputable title insurance company insuring good and marketable title), except for any Liens granted herewith or previously to Bank. No financing statement under the Uniform Commercial Code that names the Borrower as debtor has been filed. Borrower has not signed any financing statement or any security agreement authorizing any secured party thereunder to file any such financing statement, except in connection with financing statements to be filed to reflect Bank as the secured party in connection with the Loans.

     Section 4.17 Investment Company Act. None of Borrower or any of its Affiliates is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

     Section 4.18 Use of Proceeds. Borrower has used the proceeds of each of the Loans solely to purchase common stock of the Company (or refinance a prior Exempt Loan used for the purchase of stock of the Company).

     Section 4.19 No Misstatement of Material Fact. No information, exhibit, report or document furnished by Borrower to Bank in connection with the negotiation or execution of this Agreement or any of the other Loan Documents to which it is a party contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading, all as of the date when furnished to Bank.

     Section 4.20 Survival of Representations and Warranties. The foregoing representations and warranties in this article shall survive the execution and delivery of this Agreement, the Note, the ESOP Pledge Agreement, and the other Loan Documents and the making and repayment of the Loans. Each of the representations and warranties set forth in this article shall be deemed to be continuing representations and warranties until such time as Borrower has satisfied all of its obligations to Bank, including the obligation to pay in full all principal, interest and other amounts in accordance with the terms of this Agreement, the Note and the ESOP Pledge Agreement.

ARTICLE 5

COVENANTS

     Section 5.1 Negative Covenants. Borrower agrees that until it satisfies all of its obligations to Bank, including its obligations to pay in full all principal, interest and other amounts due in accordance with the terms of this Agreement, the Note, the ESOP Pledge Agreement and the other Loan Documents to which it is a party, it shall not take any of the following actions:

                (a) create, assume, incur, have outstanding, or in any manner become liable in respect of any Indebtedness other than that represented by this Agreement and the other Loan Documents, provided, however, that the foregoing shall not restrict nor operate to prevent:

                          (i) contingent obligations incurred with respect to the endorsement of instruments for deposit or collection in the ordinary course of business;

                          (ii) indebtedness of any depository institution, as defined in the Federal Deposit Insurance Act, as amended (a “Banking Subsidiary”), for deposits, federal funds, repurchase agreements, reverse repurchase agreements and other similar transactions entered into by any Banking Subsidiary in the ordinary course of its banking or trust business; and

                          (iii) secured indebtedness described below in Section 5.1(b)(vii).

                (b) directly or indirectly create, assume, incur, suffer or permit to exist any Lien on any of its assets (including the assets pledged under the ESOP Pledge Agreement), excepting only liens created in favor of Bank or existing on the date hereof as shown on the ESOP Financial Statements, provided, however, that the foregoing shall not restrict nor operate to prevent:

                          (i) liens arising by statute in connection with worker’s compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments, statutory obligations or other similar charges, good faith cash deposits in connection with tenders, contracts or leases or other cash deposits in any such foregoing case that are required to be made in the ordinary course of business, provided in each case that the obligation is not for borrowed money and that the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves have been established therefor;

                          (ii) mechanics’, workmen’s, materialmen’s, landlords’, carriers’, or other similar liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest;

                          (iii) liens, charges and encumbrances incidental to the conduct of the business of any Person incurred in the ordinary course of business and either not in connection with the borrowing of money or incurred in connection with any permitted Indebtedness;

                          (iv) liens to secure public funds or other pledges of funds required by law to secure deposits;

                          (v) repurchase agreements, reverse repurchase agreements and other similar transactions entered into by any Banking Subsidiary in the ordinary course of its banking or trust business;

                          (vi) utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of any Person; and

                          (vii) purchase money mortgages or other liens on real property including those incurred for the construction of a banking facility, and bank furniture and fixtures acquired or held in the ordinary course of business to secure the purchase price of such property or to secure the indebtedness incurred solely for the purpose of financing the acquisition, construction or improvement of any such property to be subject to such mortgages or other liens, or mortgages or other liens existing on any such property at the time of acquisition, or extensions, renewals, or replacements of any of the foregoing for the same or a lesser amount; provided, however, that no such mortgage or other liens shall extend to or cover any property other than the property being acquired, constructed or improved, and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the mortgage or lien being extended, renewed or replaced, and provided further, that no such mortgage or lien shall exceed 75% of the price of acquisition, construction or improvement at the time of acquisition, construction or improvement; and provided further that the aggregate principal amount of consolidated indebtedness at any one time outstanding and secured by mortgages, liens, conditional sale agreements and other security interests permitted by this clause shall not exceed 10% of the consolidated capital of Borrower or any Affiliate, as the case may be.

                (c) engage in any business or activity not permitted by all applicable laws, rules, and regulations;

                (d) sell, transfer, issue, reissue, exchange or grant any option with respect to, any shares of capital stock of any of Borrower’s Affiliates to any Person, provided, however, that nothing contained herein shall prohibit the issuance of the capital stock of Borrower’s Affiliates in connection with any employee stock benefit plan maintained by the Company for the benefit of the employees of its Subsidiaries;

                (e) merge into or consolidate with or into any other Person, or acquire for cash or other consideration the capital stock, assets or obligations of or any interest in any corporation, partnership, trust, bank, limited liability company or any other entity, other than additional shares of the common stock of the Company acquired with the proceeds of Loans hereunder which are pledged and delivered to Bank as additional ESOP Pledged Security;

                (f)  make any loans or advances whether secured or unsecured to any Person other than loans or advances made in the ordinary course of its business and in accordance with applicable laws, rules, and regulations and safe and sound business practices;

                (g)  change its capital structure;

                (h)  engage in any unsafe or unsound business practice that would reasonably be expected to have a material adverse effect on the financial condition, business, properties, or operations of Borrower;

                (i)  breach or fail to perform or observe any of the terms and conditions of any Loan Document to which it is a party; or

                (j)  commit any material violation of any law or regulation, or any condition imposed by or undertaking provided to any Regulatory Authority.

     Section 5.2 Affirmative Covenants. Borrower agrees that until it satisfies all of its obligations to Bank, including its obligations to pay in full all principal, interest and other amounts due in accordance with the terms of this Agreement, the Note, the ESOP Pledge Agreement and all other Loan Documents to which it is a party, it shall:

                (a)  furnish and deliver to Bank:

                          (i)  for each of Borrower and its Affiliates, as soon as practicable, and in no event later than forty-five (45) days after the end of each of the first three calendar quarters of Borrower and its Affiliates, a copy of: (A) the balance sheet at the end of such quarter, and the income statement and statements of changes in financial position and cash flow for the three months then ended, with all supporting schedules, prepared in accordance with GAAP consistently applied and signed by the president and chief financial officer; and (B) all financial statements for such quarter, including all Call Reports, filed with any Regulatory Authority;

                          (ii)  for each of Borrower and its Affiliates, as soon as practicable, and in no event later than one hundred twenty (120) days after the end of each calendar year, a copy of: (A) the consolidated balance sheet as of the end of such year and the consolidated income, changes in financial position and cash flow statements for the year then ended audited by independent certified public accountants satisfactory to Bank and accompanied by an unqualified opinion; and (B) all financial statements and reports, including Call Reports and annual reports, filed annually with any Regulatory Authority;

                          (iii)  immediately after receiving Knowledge thereof, notice of all charges, assessments, actions, suits and proceeding that are proposed or initiated by, or brought before, any court or governmental department, commission, board or other administrative agency, in connection with Borrower or any of its Affiliates, other than ordinary course of business litigation not involving the any Regulatory Authority, which, if adversely decided, would not be reasonably expected to have a material adverse effect on the financial condition, business, properties, or operations of Borrower or any of its Affiliates;

                          (iv)  promptly after the occurrence thereof, notice of any other matter which has resulted in a material adverse change in the financial condition, business, properties, or operations of Borrower or any of its Affiliates; and

                        (v)  promptly following the request of Bank, such other documents, materials, information, and certificates reasonably requested by Bank;

                (b)  within forty-five (45) days after the end of each calendar quarter, deliver to Bank a certificate signed by the chief financial officer of Gold Bank-Kansas, containing a computation of the then current financial ratios for Gold Bank-Kansas specified in Article 6 of this Agreement;

                (c)  within forty-five (45) days after the end of each calendar quarter, deliver to Bank a certificate signed by the president of Borrower stating that no Default or unmatured Default has occurred or is continuing, or, if there is any such event, describing such event, the steps, if any, that are being taken to cure it, and the time within which such cure will occur;

                (d)  promptly pay and discharge all taxes, assessments and other governmental charges imposed upon its income, profits, or property, and all claims for labor, material or supplies which, if unpaid, might by law become a Lien upon the property of Borrower or any of its Subsidiaries, provided, however, that Borrower shall not be required to pay any such tax, assessment, charge or claim, so long as the validity thereof is being contested in good faith by appropriate proceedings, and reserves therefor are maintained on the books of Borrower or any of its Subsidiaries, as the case may be, as are deemed reasonably adequate by Bank;

                (e)  maintain its own corporate existence and good standing in all jurisdictions in which it is doing business, except where the failure to so qualify would not be reasonably expected to have a material adverse effect on the financial condition, business, properties, or operations of Borrower or any of its Affiliates;

                (f)  maintain bonds and insurance for it with responsible and reputable insurance companies or associations in such amounts and covering such risk as is usually carried by owners of similar businesses and properties in the same general area in which it operates, and such additional bonds and insurance as may be reasonably required by Bank;

                (g)  file or cause to be filed in a timely manner all filings required to be filed by it with all Regulatory Authorities and cause such filings to be true and correct in all material respects;

                (h)  maintain or cause to be maintained its books, accounts and in the usual, regular and ordinary manner, on a basis consistent with prior years and in compliance with any legal requirements;

                (i)  preserve and maintain its existence, rights, franchises and privileges;

                (j)  take all actions within its power to maintain its status as a tax-qualified employee benefit plan under Section 401(a) of the Code, and administer itself in compliance with all applicable provisions of the Code and ERISA;

                (k) comply with each federal, state, local, municipal, foreign, international or other administrative order, law, ordinance, principle of common law, regulation or statute applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets where the failure to be in such full compliance would be reasonably expected to have a material adverse effect on the financial condition, business, properties, or operations of the Borrower or any of its Affiliates;

                (l) use the proceeds of each Loan solely to purchase stock of the Company (or to refinance prior Exempt Loans used for the purchase of stock of the Company) and ensure that all stock purchased with the proceeds of each such Loan will be pledged to the Bank to secure such Loan, subject to the terms of the Pledge Agreement;

                (m) permit Bank through its employees, attorneys, accountants or other agents, to inspect any of its properties, corporate books and financial books and records of at such times and as often as Bank reasonably may request; and

                (n) provide promptly to Bank other information concerning its business, operations, financial condition and regulatory status as Bank may from time to time reasonably request.

ARTICLE 6

DEFAULT

     Section 6.1 Default. The happening or occurrence of any of the following events or acts shall each constitute a default hereunder (a “Default”), and any such Default shall also constitute a Default under the Note (or any replacement or substitute note for the Note) and the ESOP Pledge Agreement and any other Loan Document to which Borrower is a party, without right to notice or time to cure in favor of Borrower except as indicated below:

                (a) if Borrower fails to make when due any payment of principal or interest on any Loan, or Borrower or any of its Affiliates fails to make when due any other payment required under the terms of the Loan Documents, provided, however, that Borrower or any Affiliate may, in total, make one payment in any twelve (12) month period prior to the Expiry Date not more than five (5) days after the due date thereof without such failure to make timely payment constituting a Default;

                (b) if Borrower shall fail to perform or observe any covenants or obligations under this Agreement, other than those set forth in the immediately preceding subsection, and including all affirmative and negative covenants set forth in this Agreement, or under any of the other Loan Documents, and the same remains uncured for fifteen (15) days after any officer of Borrower has Knowledge of such failure;

                (c) if any of Borrower’s Affiliates take, or permit or allow to occur, any of the actions or events described in Section 5.1 or Section 5.2, as if, for the purposes of this Section 6.1(c), such Affiliate were Borrower, except that the Borrower’s Affiliates, as applicable, shall be permitted to incur the indebtedness set forth on Schedule 6.1(c);

                (d)  if any material representation or warranty made in any of the Loan Documents shall be false when made or, for whatever reason, becomes false or inaccurate at any time during the term of this Agreement, including at the time of any Loan, and the same remains uncured for fifteen (15) days after any officer of Borrower has Knowledge of such false or inaccurate representation or warranty;

                (e)  if at any time any of the Loan Documents, including the Guaranty, becomes void or unenforceable in whole or in part;

                (f)  if the Company, GBC or Borrower is dissolved, liquidated or terminated;

                (g)  if Borrower fails to perform or observe any covenant or agreement contained in any other agreement between Borrower and Bank, or if any condition contained in any agreement between Borrower and Bank is not fulfilled and such failure remains uncured for fifteen (15) days after any officer of Borrower has Knowledge of such failure;

                (h)  if at any time Gold Bank-Kansas fails to maintain: (i) a “Leverage Ratio” (Tier 1 Capital to Average Total Assets) equal to no less than 5%; (ii) a “Total Risk Based Capital Ratio” (the sum of Tier 1 Capital and Tier 2 Capital to Risk-Weighted Assets) equal to no less than 10%; (iii) a “Tier 1 Capital Ratio” (Tier I Capital to Risk-Weighted Assets) equal to no less than 6%; as calculated on a quarterly basis as of the end of each calendar quarter; and (iv) such capital as is necessary to comply with all capital guidelines established by the FDIC from time to time (for purposes of this Agreement, Tier 1 Capital, Tier 2 Capital and Risk-Weighed Assets shall be determined in accordance with the rules and regulations of the FDIC, as in effect on the date hereof, and Average Total Assets shall refer to the average total assets as set forth in the relevant Call Report for the applicable quarterly period);

                (i)  if at any time the Company or any of its Affiliates fails to maintain such capital as may be necessary to cause the Company and each of their Affiliates to be classified as “well capitalized” in accordance with the rules and regulations of its primary federal regulator as in effect from time to time;

                (j)  if at any time Gold Bank-Kansas fails to:

                          (i)  generate a return on average combined assets of at least eight tenths of one percent (0.80%), as calculated on an annual basis as of the end of each calendar year and based upon data reported in Gold Bank-Kansas’ Call Report for such past calendar year;

                          (ii)  maintain a level of combined nonperforming assets that is equal to or less than twenty-five percent (25%) of its primary capital (for purposes of this requirement, “nonperforming assets” shall mean the sum of all other real estate owned, non-accrual loans and loans on which any payment is ninety (90) or more days past due, and primary capital shall mean the sum of capital, surplus and undivided profits); or

                          (iii)   maintain a ratio of its allowance for loan and lease losses to its total loans of not less than one percent (1.00%); subject to the overriding requirement to always maintain an allowance for loan and lease losses that is adequate in all respects to provide for possible or specific losses, net of recoveries relating to loans previously charged off, on loans outstanding, and that contains an additional amount of unallocated reserves for unanticipated future losses at a level considered adequate based upon generally accepted safe and sound banking practices (for the purposes of this requirement, “total loans” shall mean the total principal amount of all outstanding loans from time to time);

                (k) if the ESOP Pledged Security or the GBC Pledged Security is attached, seized, subjected to a writ of distress warrant, or is levied upon or becomes subject to any Lien or comes within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors, or if at any point the Bank fails to have a first priority, perfected security interest in all of the ESOP Pledged Security and the GBC Pledged Security;

                (l) if any Regulatory Authority charged with the regulation of Borrower or any of its Affiliates:

                          (i) issues to Borrower or any of its Affiliates, or initiates any action, suit or proceeding to obtain against, impose on or require from Borrower or any of its Affiliates, a cease and desist order or similar regulatory order, the assessment of civil monetary penalties, articles of agreement, a memorandum of understanding, a capital directive, a capital restoration plan, restrictions that prevent or as a practical matter impair the payment of dividends by any Affiliate or the payments of any debt by Borrower, restrictions that make the payment of dividends by any Affiliate or the payment of debt by Borrower subject to prior regulatory approval, a notice or finding under Section 8(a) of the Federal Deposit Insurance Act, as amended, or any similar enforcement action, measure or proceeding, and in the Bank’s sole discretion, any of the foregoing would be reasonably expected to have a material adverse effect on the financial condition, business, properties, or operations of Borrower or any of its Affiliates; or

                          (ii) issues to any officer or director of Borrower or any of its Affiliates, or initiates any action, suit or proceeding to obtain against, impose on or require from any such officer, director or other representative, a cease and desist order or similar regulatory order, a removal order or suspension order or the assessment of civil monetary penalties;

                (m) if any Banking Subsidiary is notified that it is considered an institution in “troubled condition” within the meaning of 12 U.S.C. Section 1831i and the regulations promulgated thereunder, or if a conservator or receiver is appointed for any Banking Subsidiary;

                (n) if Borrower or any of its Affiliates becomes insolvent or is unable to pay its debts as they mature; or makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts as they mature; or suspends transaction of its usual business, or if a trustee of any substantial part of the assets of Borrower or any of its Affiliates is applied for or appointed, and if appointed in a proceeding brought against Borrower or any of its Affiliates, Borrower or any of its Affiliates, respectively, by any action or failure to act indicates its approval of, consent to or acquiescence in such appointment, or within thirty (30) days such appointment is not vacated or stayed on appeal or otherwise, or shall not otherwise have ceased to continue in effect;

                (o) if any proceedings involving Borrower or any of its Affiliates are commenced by or against Borrower or any of its Affiliates under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law or statute of the federal government or any state government and if such proceedings are instituted against Borrower or any of its Affiliates, Borrower or any of its Affiliates, respectively, by any action or failure to act indicates its approval of, consent to or acquiescence therein, or an order shall be entered approving the petition in such proceedings and within thirty (30) days after the entry thereof such order is not vacated or stayed on appeal or otherwise, or shall not otherwise have ceased to continue in effect;

                (p) if Borrower or any of its Affiliates defaults or continues to be in default in any payment of principal or interest for any other obligation, or in the performance of any other term, condition or covenant contained in any agreement (including an agreement in connection with the acquisition of capital equipment on a title retention or net lease basis), under which any such obligation is created, the effect of which default is to cause or permit the holder of such obligation to cause such obligation to become due prior to its stated maturity;

                (q) if at any time Bank does not have in its possession and pledged to it under a valid first priority perfected security interest, 100% of the capital stock of Gold Bank-Kansas, including all stock certificates representing such capital stock and all substitutions, stock splits, proceeds or dividends now or hereafter created, assessed, granted or paid by Gold Bank-Kansas;

                (r) if Bank does not have in its possession, pledged to it under a valid first priority perfected security interest, all of the capital stock of the Company that is owned by Borrower and required to be pledged to the Bank pursuant to the ESOP Pledge Agreement, including all stock certificates representing such capital stock and all substitutions, stock splits, proceeds or dividends now or hereafter created, assessed, granted or paid by the Company;

                (s) if the Company ceases to own directly 100% of the issued and outstanding capital stock of GBC, or if GBC ceases to own directly 100% of the issued and outstanding capital stock of Gold Bank-Kansas;

                (t) if the Company makes any amendment to the ESOP without the prior written consent of Bank (which consent shall not be unreasonably withheld), that would: (i) change the method of the release of the ESOP Pledged Security to accounts of participants under the ESOP or otherwise adversely affect Bank’s rights to the ESOP Pledged Security, (ii) materially increase the cash needs of Borrower, or (iii) impair Bank’s rights under any of the Loan Documents; or

                (u) if the Company or any of its Affiliates fails to make all contributions to Borrower in amounts necessary to enable Borrower to pay all interest and principal due and owing from Borrower under the terms of any Loan Document to which Borrower is a party, and to pay all reasonable expenses of Borrower

     Section 6.2 Remedies of Bank. Upon the occurrence of a Default, Bank shall have all rights and remedies provided by applicable law and, without limiting the generality of the foregoing, may, at its option, declare its commitments under the Loan Documents to be terminated and the Note shall thereupon be and become forthwith, due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Borrower, anything contained herein or in any of the other Loan Documents to the contrary notwithstanding, and may, also without limitation, appropriate and apply toward the payment of any amounts due under this Agreement or the Note or any other Loan Document to which Borrower is a party any indebtedness of Bank to Borrower however created or arising, and may also, without limitation, exercise any and all rights in and to the ESOP Pledged Security, the GBC Pledged Security and any other collateral held by Bank to secure Borrower’s Liabilities. There shall be no obligation to liquidate any such collateral in any order or with any priority or to exercise any remedy available to Bank in any order. Notwithstanding anything contained herein to the contrary, pursuant to Treasury Regulation § 54.4975-7(b)(6), Bank may only execute on and otherwise assert its rights with respect to so much of the ESOP Pledged Security applicable to the Loan in default that has a value not to exceed the amount of the default.

ARTICLE 7

MISCELLANEOUS

     Section 7.1 Waiver by Bank. No failure or delay on the part of Bank in exercising any right, power or remedy hereunder shall operate as a waiver thereof. No single or partial exercise of any such right, power or remedy shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The remedies herein provided are cumulative and not exclusive of any remedies provided by law. Time is of the essence in the performance of the covenants, agreements and obligations of Borrower and Bank.

     Section 7.2 Entire Agreement: Modification of the Agreement. This Agreement and the other Loan Documents constitute the entire agreement between the parties and supersedes all prior agreements between Bank and Borrower with respect to the subject matter hereof. This Agreement will become effective as of the date hereof upon its execution by the parties hereto. No amendment, modification, termination or waiver of any provision in this Agreement, the Note, the ESOP Pledge Agreement, or consent to any departure by Borrower therefrom, shall be effective except for the specific purpose for which given and only then if in writing and signed by the party intending to be bound. No notice to, or demand on, Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances.

     Section 7.3 Notices. All notices, requests, demands and other communications provided for hereunder shall be: (a) in writing; (b) made in one of the following manners; and (c) deemed given (i) if and when personally delivered, (ii) on the next business day if sent by nationally recognized overnight courier addressed to the appropriate party as set forth below; (iii) on the next business day following transmission (with transmission confirmed by the sending party), if sent by facsimile; or (iv) on the fifth business day after being deposited in United States certified or registered mail, and addressed as follows:

If to Borrower:

Gold Banc Corporation, Inc. Employees Stock
      Ownership Plan and Trust
c/o Gold Trust Company, Trustee
4305 Frederick Boulevard, Suite 102
St. Joseph, Missouri 64502-0846
Attention: Mr. Jerry Lau
Facsimile: (816) 364-1163

If to Bank:

Bank One, NA
120 South LaSalle Street
Mail Code IL1-1110
Chicago, Illinois 60603
Attention: Mr. Doug Gallun, First Vice President
Facsimile: (312) 661-9511

or, as to each party, at such other address as shall be designated by such party in a notice to each other party complying as to delivery with the terms of this subsection.

     Section 7.4 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which, when taken together, constitute one and the same document.

     Section 7.5 Successors and Assigns. This Agreement shall become effective when it shall have been executed by Borrower and Bank and thereafter shall be binding upon and inure to the benefit of Borrower and Bank and their respective successors and assigns, provided, that Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of Bank, which consent may be given or denied in Bank’s sole and absolute discretion.

     Section 7.6 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law.

     Section 7.7 Survival of Representations and Warranties. All covenants, agreements, representations and warranties made by Borrower herein shall, notwithstanding any investigation by or Knowledge on the part of Bank, be deemed material and relied on by Bank and shall survive the execution and delivery of this Agreement, the Note, the ESOP Pledge Agreement, and the other Loan Documents and the making and repayment of the Loans. Each of the covenants, representations, and warranties set forth in this Agreement shall be deemed to be continuing covenants, representations, and warranties until such time as Borrower has satisfied all of its obligations to Bank, including the obligation to pay in full all principal, interest and other amounts due in accordance with the terms of this Agreement, the Note, the ESOP Pledge Agreement and any other Loan Document to which it is a party.

     Section 7.8 Extensions and Renewals. This Agreement shall govern the terms of any extensions or renewals to the Note, subject to any additional terms and conditions imposed by Bank in connection with any such extension or renewal.

     Section 7.9 Accounting Terms. Any accounting term not specifically defined herein shall be construed in accordance with GAAP that are applied in the preparation of the financial statements referred to in Section 4.5, and all financial data submitted pursuant to this Agreement shall be prepared in accordance with such principles

     Section 7.10 Interest Rate Regulation. Borrower hereby represents that the indebtedness evidenced hereby constitutes a loan made by Bank to enable Borrower to carry on a commercial enterprise for the purpose of investment or profit; and that such loan is a loan for business purposes under the intent and purview of Section 815 ILCS 205/4.

     Section 7.11 Participations; Assignments. Bank reserves the right to sell participations in the Loans and otherwise assign, transfer or hypothecate all or any part of the Loans along with the corresponding rights in the Loan Documents. Bank is authorized by Borrower to disclose information about it and its Affiliates to prospective participants and assignees.

     Section 7.12 Additional Actions. Borrower agrees to do such further acts and things and to execute and deliver to Bank such additional assignments, agreements, powers and instruments, as Bank may reasonably require or deem advisable to carry into effect the purposes of this Agreement, the Note, the ESOP Pledge Agreement or any other Loan Document or agreement or instrument in connection herewith or therewith

     Section 7.13 Revival of Liabilities. To the extent that Bank receives any payment on account of the Borrower’s Liabilities and any such payment(s) and/or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, subordinated and/or required to be repaid to a trustee, receiver or any other Person under any bankruptcy act, state or federal law, common law or equitable cause, then, to that of such payment(s) or proceeds received, the Borrower’s Liabilities or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment(s) and/or proceeds had not been received by Bank and applied on account of the Borrower’s Liabilities; provided, however, if Bank successfully contests any such invalidation, declaration, set aside, subordination or other order to pay any such payment and/or proceeds to any third party, the revived Borrower’s Liabilities shall be deemed satisfied.

     Section 7.14 Change of Control. Bank shall have the option, exercisable on at least one Business Day prior notice, upon the consummation, in whole or in part, of any transaction effecting any change of control of Borrower or the Company that has been approved as such by any federal or state Regulatory Authority, to declare the entire principal of, and interest accrued on, the Loans then outstanding to be, and the Note and all of Borrower’s Liabilities shall thereupon become, forthwith, due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, and Borrower will forthwith pay to each holder of the Note the entire outstanding principal of, and interest accrued on, the Note and to Bank all of Borrower’s Liabilities.

     Section 7.15 Release; Environmental Indemnity. Borrower hereby releases Bank from any and all causes of action, claims or rights that Borrower may now or hereafter have for, or which may arise from, any loss or damage caused by or resulting from: (a) any failure of Bank to protect, enforce or collect in whole or in part any of the collateral held by Bank to Secure any of Borrower’s Liabilities; and (b) any other act or omission to act on the part of Bank, its officers, agents or employees, except in each instance for a breach by Bank of this Agreement, or willful misconduct and gross negligence of Bank. Borrower agrees to indemnify and save Bank, its officers, directors, employees and agents, harmless of, from and against any liability, loss, damage or expense (including reasonable attorneys’ fees) to which Bank or any of such Persons may become subject, arising from or based upon: (x) any violation, or claim of violation, by Borrower or any of its Affiliates of any laws, regulations or ordinances relating to Hazardous Materials; or (y) any Hazardous Materials located or disposed of on or released or transported from any property owned, leased or operated by Borrower or any of its Affiliates, or any claim of any of the foregoing.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS HAVE BEEN NEGOTIATED, EXECUTED AND DELIVERED AT, AND SHALL BE DEEMED TO HAVE BEEN MADE AT, CHICAGO, ILLINOIS. THE LOANS PROVIDED FOR HEREIN IS TO BE FUNDED AND REPAID AT, AND THIS AGREEMENT IS OTHERWISE TO BE PERFORMED AT, CHICAGO, ILLINOIS AND THIS AGREEMENT SHALL BE INTERPRETED, AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED, IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF ILLINOIS WITHOUT REFERENCE TO: (i) ITS JUDICIALLY OR STATUTORILY PRONOUNCED RULES REGARDING CONFLICT OF LAWS OR CHOICE OF LAW; (ii) WHERE ANY OTHER AGREEMENT IS EXECUTED OR DELIVERED; (iii) WHERE ANY PAYMENT OR OTHER PERFORMANCE REQUIRED BY ANY SUCH AGREEMENT IS MADE OR REQUIRED TO BE MADE; (iv) WHERE ANY BREACH OF ANY PROVISION OF ANY SUCH AGREEMENT OCCURS, OR ANY CAUSE OF ACTION OTHERWISE ACCRUES; (v) WHERE ANY ACTION OR OTHER PROCEEDING IS INSTITUTED OR PENDING; (vi) THE NATIONALITY, CITIZENSHIP, DOMICILE, PRINCIPAL PLACE OF BUSINESS, OR JURISDICTION OR ORGANIZATION OR DOMESTICATION OF ANY PARTY; (vii) WHETHER THE LAWS OF THE FORUM JURISDICTION OTHERWISE WOULD APPLY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF ILLINOIS; OR (viii) ANY COMBINATION OF THE FOREGOING. AS PART OF THE CONSIDERATION FOR NEW VALUE THIS DAY RECEIVED, THE BORROWER RECOGNIZES THAT THE BANK’S PRINCIPAL OFFICE IS LOCATED IN CHICAGO, ILLINOIS AND THAT THE BANK MAY BE IRREPARABLY HARMED IF REQUIRED TO INSTITUTE OR DEFEND ANY ACTIONS AGAINST THE BORROWER IN ANY JURISDICTION OTHER THAN THE NORTHERN DISTRICT OF ILLINOIS OR COOK COUNTY, ILLINOIS; THEREFORE, THE BORROWER IRREVOCABLY (a) AGREES THAT ANY SUIT, ACTION OR OTHER LEGAL PROCEEDING RELATING TO THIS AGREEMENT AND/OR THE LOANS REFERENCED HEREIN MAY BE BROUGHT IN THE NORTHERN DISTRICT OF ILLINOIS, IF FEDERAL JURISDICTION IS AVAILABLE, AND, OTHERWISE, IN THE CIRCUIT COURT OF COOK COUNTY, AT THE BANK’S OPTION; (b) CONSENTS TO THE JURISDICTION OF EACH SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING; (c) WAIVES ANY OBJECTION WHICH THE BORROWER MAY HAVE TO THE LAYING OF VENUE IN ANY SUCH SUIT, ACTION OR PROCEEDING IN EITHER SUCH COURT; AND (d) AGREES TO JOIN THE BANK IN ANY PETITION FOR REMOVAL TO EITHER SUCH COURT BROUGHT BY THE BANK. THE BORROWER WAIVES ANY OBJECTION TO JURISDICTION AND VENUE OF ANY ACTION INSTITUTED HEREUNDER AND AGREES NOT TO ASSERT ANY DEFENSE BASED ON LACK OF JURISDICTION OR VENUE. NOTHING CONTAINED HEREIN SHALL AFFECT THE RIGHT OF THE BANK TO SERVE LEGAL PROCESS IN ANY MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF THE BANK TO BRING ANY ACTION OR PROCEEDING AGAINST THE BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION.

     THE BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING IN ANY WAY IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, OR ANY OTHER STATEMENTS OR ACTIONS OF THE BORROWER OR THE BANK. THE BORROWER ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS DISCUSSED THIS WAIVER WITH SUCH LEGAL COUNSEL. THE BORROWER FURTHER ACKNOWLEDGES THAT (a) IT HAS READ AND UNDERSTANDS THE MEANING AND RAMIFICATIONS OF THIS WAIVER, (b) THIS WAIVER HAS BEEN REVIEWED BY THE BORROWER AND THE BORROWER’S COUNSEL AND IS A MATERIAL INDUCEMENT FOR THE BANK TO ACCEPT THIS AGREEMENT AND TO ENTER INTO THE OTHER LOAN DOCUMENTS, AND (c) THIS WAIVER SHALL BE EFFECTIVE AS TO EACH OF SUCH OTHER LOAN DOCUMENTS AS FULLY INCORPORATED THEREIN. IN THE EVENT OF LITIGATION, A COPY OF THIS DOCUMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

     IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be executed as of the date first above written.

GOLD BANC CORPORATION, INC.		BANK ONE, NA
EMPLOYEE STOCK OWNERSHIP PLAN
AND TRUST

BY:	GOLD TRUST COMPANY, AS
TRUSTEE

	By: /s/ Gerald R. Lau	By: /s/ Doug Gallun
	Gerald R. Lau	Doug Gallun
	Vice President	First Vice President

Exhibit A
Form of Promissory Note